UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2014

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2014, Impax Laboratories, Inc. (the “Company”) announced that Carole S. Ben-Maimon, M.D., President of the Company’s Global Pharmaceuticals Division, has informed the Company of her decision to retire from her position at the Company effective as of November 3, 2014 (the “Retirement Date”) for personal and family reasons.

In connection with her retirement, Dr. Ben-Maimon entered into a Separation Agreement with the Company dated October 22, 2014 (the “Agreement”). Pursuant to the Agreement, the Company will provide Dr. Ben-Maimon with certain termination benefits and payments consisting of the following: (i) cash payments in an aggregate amount equal to $755,413.50, representing one and a half times Dr. Ben-Maimon’s base salary as of the date of the Agreement; (ii) cash payments in an aggregate amount equal to $487,263.45, representing one and a half times Dr. Ben-Maimon’s average annual bonus paid for each completed fiscal year since September, 6, 2011; (iii) continued eligibility to receive her 2014 target bonus payable in a single lump sum at the same time related bonuses are paid to the Company’s continuing executives, with the amount of such bonus to be determined based on the achievement of the Company’s performance goals as determined by the Company’s Board of Directors; (iv) continued health insurance benefits for Dr. Ben-Maimon and her dependents until the earlier of the (A) second anniversary of the Retirement Date and (B) date Dr. Ben-Maimon and her dependents cease to be eligible for such coverage; (v) acceleration of the vesting of Dr. Ben-Maimon’s stock options and restricted stock awards that would have vested had Dr. Ben-Maimon remained continuously employed by the Company until the first anniversary of the date of the Retirement Date; and (vi) an extension of the period within which Dr. Ben-Maimon may exercise each vested and unexpired stock option held by her as of the Retirement Date until the earliest of (a) the original expiration date of such stock option, (b) the date of a change in control of the Company and (c) the first anniversary of the Retirement Date. The cash payments described in subparts (i) and (ii) above are to be paid in equal installments over a period of 12 consecutive months from the Retirement Date in accordance with the Company’s normal payroll practices. In order to be entitled to the termination benefits and payments described above, Dr. Ben-Maimon must provide a general release to the Company on or before the later of the (x) 21st day following the date of the Agreement and (y) the next day after the Retirement Date. The general release becomes effective and irrevocable on the eighth day after Dr. Ben-Maimon executes and delivers the general release to the Company.

The foregoing summary of the Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  A copy of Dr. Ben-Maimon’s Employment Agreement and Amendment to the Employment Agreement were filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 9, 2011 and Exhibit 10.3 to the Company’s Form 8-K dated April 2, 2014, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 24, 2014	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons

Name: Bryan M. Reasons
Title: Senior Vice President, Finance and Chief Financial Officer